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                                                                     EXHIBIT 3.6

                            ARTICLES OF INCORPORATION
                                       OF
                            GRAN PRIX MARKETING INC.

                                                                  ENDORSED FILED
                                                            In the office of the
                                    ARTICLE I                 Secretary of State
                                                                 of the State of
                                                                      California
                         The name of this Corporation is:           Jan 15, 1997
                                                           Bill Jones, Secretary
                          "Gran Prix Marketing, Inc."                   of State


                                   ARTICLE II

         The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.


                                   ARTICLE III

         The name and complete address in the State of California of this Corporation's initial agent for service of process is:

                     A.J. Cervantes
                     2811 Airpark Drive
                     Sun Mark, CA 93455


                                   ARTICLE IV

                  (a) The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                  (b) This Corporation is authorized to provide for, whether by bylaw, agreement or otherwise, the indemnification of agents (as defined in Section 317 of the California General Corporation Law) of this Corporation in excess of that expressly permitted by such Section 317 for those agents, for breach of duty to this Corporation and its shareholders to the extent permissible under California law (as now or hereafter in effect). In furtherance and not in limitation of the powers conferred by statute:

                  (i) this Corporation shall have the power to purchase and maintain insurance on behalf of any agent of this Corporation against any liability asserted against or
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incurred by the agent in such capacity or arising out of the agent's status as such, whether or not this Corporation would have the power to indemnify the agent against such liability under the provisions of these Articles of Incorporation, or at law; and

                  (ii) this Corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the fullest extent authorized or permitted by law and including as part thereof provisions with respect to any or all of the foregoing to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere.

                  No such bylaw, agreement or other form of indemnification shall be interpreted as limiting in any manner the rights which such agents would have to indemnification in the absence of such bylaw, agreement or other form of indemnification.

                  (c) Any repeal or modification of the foregoing provisions of this Article IV by the shareholders of this Corporation shall not adversely affect any right or protection of a director of this Corporation existing at the time of such repeal or modification.

                                   ARTICLE V

                  This Corporation is authorized to issue one class of shares, designated Common Stock, par value $.001 per share ("Common Stock"). The number of shares of Common Stock authorized to be issued is 10,000.

                  IN WITNESS WHEREOF, the undersigned has executed the foregoing Articles of Incorporation this 8th day of January, 1997.



                                                  /s/ Christine Morigi
                                                  ------------------------------
                                                  Christine Morigi, Incorporator


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